EXHIBIT 99.2

                                LETTER AGREEMENT

[LOGO OF ACTIVE POWER(R)]

November 7, 2005

VIA HAND DELIVERY
-----------------

Sriram Sivaram
Active Power, Inc.
2128 W. Braker Lane, B12
Austin, TX 78758

RE:   LETTER AGREEMENT
      ----------------

Dear Sriram:

This letter addresses your continued employment at Active Power, Inc. ("Active Power"), and outlines some financial items related to that employment. Specifically, provided that you remain an employee of Active Power, Active Power warrants that it will guarantee your title as a vice president and your base salary beginning on the date of this letter, each through November 7, 2006.

In the event of your Involuntary Termination (as defined below) by Active Power prior to November 7, 2006, Active Power shall pay you an amount equal to your then current salary for the period beginning from the date your service for Active Power terminates and ending on November 7, 2006. If your employment with Active Power terminates due to a reason other than your Involuntary Termination, Active Power will have no obligation to make any severance or other payment to you pursuant to this letter agreement. Furthermore, this letter agreement does not alter your status as an employee at will, nor does it obligate Active Power to provide you with any compensation or benefits, other than as specifically set forth herein.

For purposes of this letter agreement, "Involuntary Termination" means (i) Active Power's termination of your employment other than due to the commission by you of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by you of confidential information or trade secrets of Active Power, or any intentional wrongdoing by you, whether by omission or commission, which adversely affects Active Power's business or affairs in a material manner or
(ii) your voluntary resignation following (A) a change in your position with Active Power which materially reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than 15% or (C) a relocation of your place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected by Active Power without your consent..

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If you have any questions regarding this matter, please do not hesitate to call me at the above-listed number.

I HAVE READ THIS LETTER AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated: November 7, 2005                      /s/ Sriram Sivaram
                                             -----------------------------------
                                             Signature of Employee

ACCEPTED AND AGREED TO:
                                             Sriram Sivaram
                                             -----------------------------------
Active Power, Inc.                           Print Name of Employee


By:    /s/ Joseph F. Pinkerton
       ---------------------------           -----------------------------------
Name:  Joseph F. Pinkerton                   Address
Title: Chairman and CEO